EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Restore Medical, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-135670) of Restore Medical, Inc. of our report dated March 26, 2008, with respect to the balance sheets of Restore Medical, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of Restore Medical, Inc.
Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient capital resources to fund future operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.
/s/ KPMG LLP
Minneapolis, MN
March 26, 2008